Exhibit 99.1

Company Contact: Kevin D. Clark, CEO, COO & President 305-324-2300

FOR IMMEDIATE RELEASE

IVAX DIAGNOSTICS ANNOUNCES INITIAL CLOSING OF INVESTMENT
AND PREPARES FOR EXPANSION AND ACQUISITIONS

-- Cash Position Significantly Improves by Receiving $5 Million at the Initial Closing –

MIAMI — (BUSINESS WIRE) — July 5, 2011 — IVAX Diagnostics, Inc. (NYSE Amex: IVD), a fully integrated in vitro diagnostics company, announced today that it has consummated the initial transactions contemplated by its previously announced stock purchase agreement with ERBA Diagnostics Mannheim GmbH.

At the initial closing of the investment, IVAX Diagnostics received an aggregate purchase price of $5,000,000 in cash, or $0.75 per share, and issued to ERBA Diagnostics Mannheim 6,666,667 shares of IVAX Diagnostics’ common stock and warrants to purchase an additional 20,000,000 shares of IVAX Diagnostics’ common stock.  The warrants have an exercise price per share equal to $0.75 and have a five-year term.  The purchase price of $0.75 per share and the warrant exercise price of $0.75 per share constitute a premium of 14% above the average closing price of a share of IVAX Diagnostics’ common stock on the NYSE Amex during the five trading days immediately prior to April 8, 2011, the date on which the stock purchase agreement was originally publicly announced.

At the initial closing of the investment, ERBA Diagnostics Mannheim received shares of IVAX Diagnostics’ common stock and warrants to purchase additional shares of IVAX Diagnostics’ common stock which (i) were not registered under the Securities Act of 1933, as amended, and, accordingly, are deemed “restricted securities,” (ii) are not subject to a registration rights agreement and (iii) are subject to a two-year lock-up period.

As previously announced, at future closings of the investment pursuant to the stock purchase agreement, IVAX Diagnostics has also agreed to issue to ERBA Diagnostics Mannheim an additional 6,666,667 shares of IVAX Diagnostics’ common stock for an aggregate purchase price of $5,000,000, or $0.75 per share, on or prior to January 1, 2012, as well as an additional 6,666,666 shares of IVAX Diagnostics’ common stock for an aggregate purchase price of $5,000,000, or $0.75 per share, on or prior to July 1, 2012.

Kevin Clark, IVAX Diagnostics’ President, Chief Executive Officer and Chief Operating Officer, stated, “We are excited to have closed the initial transactions contemplated by our previously announced stock purchase agreement with ERBA Diagnostics Mannheim.  We believe that the net proceeds from this initial closing of the investment, together with the net proceeds from the future closings of the investment, will provide adequate cash resources to fund IVAX Diagnostics’ operations and liquidity needs for the reasonably foreseeable future.  We also believe that this investment demonstrates ERBA Diagnostics Mannheim’s strong commitment to IVAX Diagnostics and belief in IVAX Diagnostics’ long-term business plan and prospects.  IVAX Diagnostics continues to strive to achieve and sustain profitability from its operations.

Mr. Clark continued, “We currently intend to use the net proceeds of this investment for general corporate purposes, including funding the continued growth and development of IVAX Diagnostics’ business and working capital requirements.  The availability of the net proceeds of this investment is also expected to put IVAX Diagnostics in a position to be more nimble and prepared for acquisitions and other strategic opportunities.”

Prior to giving effect to any of the transactions contemplated by the stock purchase agreement, ERBA Diagnostics Mannheim owned, directly or indirectly, 20,034,713 of the 27,724,887 issued and outstanding shares of IVAX Diagnostics’ common stock.

About IVAX Diagnostics, Inc.

IVAX Diagnostics, Inc. (www.ivaxdiagnostics.com), headquartered in Miami, Florida, is a fully integrated in vitro diagnostics company that develops, manufactures and distributes in the United States and internationally, proprietary diagnostic reagents, test kits and instrumentation, primarily for autoimmune and infectious diseases, through its three subsidiaries:  Diamedix Corporation (U.S.), Delta Biologicals S.r.l. (Europe), and ImmunoVision, Inc. (U.S.).

Safe Harbor Statement
Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of IVAX Diagnostics, Inc., including, without limitation: the risk that the transactions contemplated to be consummated at the future closings contemplated by the stock purchase agreement may not be consummated on the contemplated terms, in the time frame anticipated, or at all; the risk that net proceeds of the investment may not provide adequate cash resources to fund IVAX Diagnostics’ operations or liquidity needs for the reasonably foreseeable future; the risk that IVAX Diagnostics may not achieve or sustain profitability from its operations or otherwise secure funds to provide the basis for its long-term liquidity; the risks relating to IVAX Diagnostics’ broad discretion in its use of the net proceeds from the investment; the risk that IVAX Diagnostics may not be successful in identifying or consummating acquisitions or other strategic opportunities and that any identified and consummated acquisition or other strategic opportunity may not be successfully integrated and may not result in synergies, operational efficiencies or other benefits anticipated and may not otherwise improve IVAX Diagnostics’ financial condition, operating results or cash position; the risk that IVAX Diagnostics may not be able to expand its business or operations; the risk that the warrants may not be exercised, in whole or in part, by ERBA Diagnostics Mannheim; the risks relating to ERBA Diagnostics Mannheim’s decision-making regarding whether or not, and if so when, to exercise the warrants, in whole or in part, which decision-making will be based upon considerations ERBA Diagnostics Mannheim deems appropriate, which may include, among other things, the future market price of IVAX Diagnostics’ common stock, which is subject to volatility and a number of other factors, many of which may be beyond IVAX Diagnostics’ control, and, when deciding whether or not, and if so when, to exercise the warrants, in whole or in part, ERBA Diagnostics Mannheim’s interest may conflict with IVAX Diagnostics’ interests; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements.  In addition to the risks and uncertainties set forth above, investors should consider the economic, competitive, governmental, technological and other risks and uncertainties discussed in IVAX Diagnostics’ filings with the SEC, including, without limitation, the risks and uncertainties discussed under the heading “Risk Factors” in such filings.

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